AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

      This Amendment to Investment Advisory Agreement (this "Amendment"), effective as of September 1, 2014, is made by and between Matthews International Funds (the "Trust") and Matthews International Capital Management, LLC ("Matthews," and together with the Trust, the "Parties").

      Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Investment Advisory Agreement, dated as of August 31, 2004, as amended August 12, 2005, August 11, 2006, August 31, 2007, September 15, 2008,
November 30, 2009, May 19, 2011, November 30, 2011, April 30,
2013, and September 1, 2013, by and between the Trust and Matthews (the "Agreement").

WITNESSETH THAT:
      WHEREAS, the Parties originally entered into the Agreement, wherein Matthews agreed to provide certain services to the
Trust; and
      WHEREAS, the Parties wish to amend the Agreement to revise Appendix B to (i) add additional breakpoints in the A-1
Management Fee for the Appendix A-1 Funds, resulting in lower fee rates for total portfolio assets of the Appendix A-1 Funds over $30 billion, and (ii) add a breakpoint in the A-2
Management Fee for the Appendix A-2 Funds, resulting in a lower fee rate for total portfolio assets over $1 billion for each
Appendix A-2 Fund.
      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:
      1.	Appendix B to the Agreement is hereby amended and
replaced with the new Appendix B attached hereto.
      2.	The Agreement will otherwise remain in full force and
effect.
      IN WITNESS WHEREOF, the Parties hereto have caused this Amendment, including the amended Appendix B attached hereto, to be signed by their duly authorized officers as of the date set forth below.


MATTHEWS INTERNATIONAL FUNDS

By:
Name:  John P. McGowan
Title:    Vice President
Date:    September 1, 2014




MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:
Name:  William J. Hackett
Title:    Chief Executive Officer
Date:    September 1, 2014

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APPENDIX B

MATTHEWS INTERNATIONAL FUNDS
INVESTMENT MANAGEMENT FEE SCHEDULE
(amended effective September 1, 2014)

The A-1 Management Fee for the Appendix A-1 Funds is as follows:

Portfolio Value of the Appendix A-1 Funds
           Investment Management Fee as a Percent of Portfolio
           Value of the Appendix A-1 Funds (Not to Exceed)


Up to $2 Billion
           0.75% of average daily net assets


Over $2 Billion up to $5 Billion
          0.6834% of average daily net assets


Over $5 Billion up to $25 Billion
         0.65% of average daily net assets


Over $25 Billion up to $30 Billion
         0.64% of average daily net assets


Over $30 Billion up to $35 Billion
         0.63% of average daily net assets


Over $35 Billion up to $40 Billion
         0.62% of average daily net assets


Over $40 Billion up to $45 Billion
        0.61% of average daily net assets


Over $45 Billion
        0.60% of average daily net assets


The A-2 Management Fee for the Appendix A-2 Funds is as follows:

Portfolio Value of each Appendix A-2 Fund
        Investment Management Fee as a Percent of
         Portfolio Value of each Appendix A-2 Fund
         (Not to Exceed)


Up to $1 Billion
         1.00% of average daily net assets


Over $1 Billion
         0.95% of average daily net assets


The A-3 Management Fee for the Appendix A-3 Fund is as follows:
 an investment management fee of 0.65% of average daily net assets.

MATTHEWS INTERNATIONAL FUNDS

By:
Name:  John P. McGowan
Title:    Vice President
Date:    September 1, 2014




MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:
Name:  William J. Hackett
Title:    Chief Executive Officer
Date:    September 1, 2014